EXHIBIT 10.6

SUBLICENSE AGREEMENT

THIS SUBLICENSE AGREEMENT (“Agreement”) is made and entered into as of the 22nd day of March, 2012 (“Effective Date”), by and between Canterbury Laboratories, LLC, a limited liability company duly organized and existing under the laws of the State of Delaware, together with its successors, assigns and affiliates and having its principal place of business at 8 Canterbury Lane, Holden, MA 01520 (“Canterbury:” or “Sub-Licensor”) and Ferndale Pharma Group, Inc., a corporation duly organized and existing under the laws of the State of Michigan and having its principal place of business at 780 West Eight Mile Road, Ferndale, Michigan 48220 (“Sub-Licensee”).

RECITALS

A.            Hygeia Therapeutics, Inc. (“Hygeia”) entered into a certain Exclusive License Agreement dated June 30, 2011, with Yale University (the “Yale License”) for the research, development and commercialization of “Estradiol 16 — α — Carboxylic Acid Esters as Locally Active Estrogens” (the “Invention”). The Yale License provides, in part, that Hygeia, as the Licensee, may commercialize the Invention only for Licensed Licensed Products that are Non-Prescription Products, as defined in the Yale License. Following the execution and delivery of the Yale License, Hygeia established Canterbury and transferred the Yale License and all related liabilities and obligations to Canterbury in accordance with the terms and conditions of an Agreement and Plan of Reorganization and Separation dated and approved by Hygeia as of October 20, 2011, thus establishing Canterbury as a separate limited liability company and the holder of the Yale License. Accordingly, Canterbury replaced Hygeia as the Licensee, and Canterbury as the Licensee under the Yale License, now wishes to enter into this Agreement as the Sub-Licensor.

B.            Subject to the terms and conditions of this Agreement and the Yale License, Sub-Licensor has agreed to sub-license to the Sub-Licensee an exclusive Sub-License to the Yale Patent (US 6,476,012) issued on November 5, 2002 (the “Yale Patent”) in order to develop formulations and to manufacture, market and sell Non-Prescription Licensed Products for topical administration (“Licensed Products”) through and within the Distribution Channel, as hereinafter defined, throughout the Territory as hereinafter defined. For clarification, Licensed Products in this Agreement has the same definition as Licensed Products in the Yale License.

C.            The parties acknowledge and agree that this Agreement is subject to the terms and conditions of the Yale License, a redacted copy of which is annexed hereto as Exhibit A and made a part hereof. Capitalized terms not defined herein shall have the same meanings as set forth in the Yale License.

NOW, THEREFORE, for good and valuable consideration, including the representations, provisions, warranties, promises, covenants and agreements contained herein, the receipt and legal sufficiency of which is hereby acknowledged, accepted and agreed to, the parties, intending to be legally bound, hereby agree as follows:

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1.                  Sub-License.

1.1              Subject to the terms and conditions of this Agreement and the Yale License, Sub-Licensor hereby sublicenses to Sub-Licensee the exclusive right to manufacture, have manufactured, use, market, have marketed, sell and have sold, import and export Licensed Products only through the Distribution Channel, in the Territory. For purposes of this Section 1.1 and this Agreement, the Distribution Channel means the direct sale of the Licensed Product(s) through the offices of surgeons, physicians and other health care providers that are located in the Territory (the “Distribution Channel”).

1.2              Sub-Licensor retains the right to sub-license and grant other rights and licenses under the Yale License and Yale Patent which includes: (i) all patent applications which are renewals, divisions, continuations, continuations-in-part, substitutions, or additions of the Yale Patent to manufacture, have manufactured, use, market, have marketed, sell and have sold, import and export Licensed Product(s) in the Territory and outside of the Distribution Channel, For avoidance of doubt and clarification purposes, the Sub-Licensee acknowledges and understands that this Agreement is limited to the Sub-Licensee’s manufacture and sale of the Licensed Product(s) only through the Distribution Channel in the Territory. Notwithstanding the foregoing, and in order to permit Sub-Licensee sufficient time to research, formulate and develop the Licensed Products for sale within the Distribution Channel, the Sub-Licensor agrees that it will not sell Licensed Products that it develops for a period of nine (9) months following the Effective Date of this Agreement.

1.3              For purposes of this Agreement: “Territory” means the world.

1.4              Subject to the terms of this Agreement and the Yale License, Sub-Licensee may sub-license the rights licensed under this Agreement with the prior written consent of Sub-Licensor, which consent shall not be unreasonably withheld. Subject to the terms of this Agreement and the Yale License, Sub-Licensee shall have the sole discretion to determine the financial and other terms on which any such sub-sub-license is granted. In connection with any such sub-sub-license, the Sub-Licensee shall remain responsible for the performance of all such sub-sub-licensee(s) under which any such sub-sub-license is granted as if such performance was carried out by the Sub-Licensee itself, including, without limitation, the payment of any royalties or other payments provided for hereunder. Sub-Licensee shall provide Sub-Licensor with a fully executed copy of each such sub-sub-license (and all amendments thereof) within five (5) days following execution of such sub-sub-license (or amendment thereof).

2.                  Representations and Warranties of the Parties.

(A)            Sub-Licensor. Sub-Licensor represents and warrants to Sub-Licensee that:

2.1              Sub-Licensor is the exclusive licensee of all rights to the Yale Patent, has the right to enter into this exclusive sub-license to Sub-Licensee, and has not licensed the same right to develop, manufacture, have manufactured, use, market, have marketed, sell and have sold, import and export Licensed Products to any other person, firm or corporation in the Territory through the Distribution Channel.

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2.2              By execution of this Agreement, Sub-Licensor is not violating any other agreements, rights or obligations existing between Sub-Licensor and any other person, firm, corporation or other entity.

2.3              There are no existing or, to it knowledge, threatened actions, suits or claims pending against Sub-Licensor with respect to Sub-Licensor’ s right to enter into and perform its obligations under this Agreement.

2.4              Sub-Licensor is not aware (i.e. does not have actual knowledge) of any third party intellectual property rights that are infringed by the Yale Patent.

(B) Sub-Licensee. Sub-Licensee represents and warrants to Sub-Licensor that:

2.5              By execution of this Agreement, the Sub-Licensee is not violating any other agreements, rights or obligations existing between the Sub-Licensee and any other person, firm, corporation or other entity.

2.6              There are no existing or, to its knowledge, threatened actions, suits or claims pending against Sub-Licensee with respect to the Sub-Licensee’s right to enter into and perform its obligations under this Agreement.

2.7              Sub-Licensee is not aware (i.e. does not have actual knowledge) of any third-party intellectual property rights that are infringed by intellectual property owned by the Sub-Licensee and utilized by the Sub-Licensee in connection with this Agreement.

3.                  The Yale Patent.

3.1              Except as specifically granted to Sub-Licensor pursuant to the Yale License, all rights, title and interest, in and to the Yale Patent, vests solely in Yale University.

3.2              All patents subsequently issued on improvements to the Yale Patent received or reduced to practice during the term of this Agreement or thereafter, which are included in the Yale Patent by Yale University in its discretion and which become the exclusive property of Sub-Licensor, shall be subject to this Agreement and sub-licensed to the Sub¬Licensee during the Term of this Agreement, to manufacture, have manufactured, use, market, have marketed, sell and have sold, import and export Licensed Product(s) through the Distribution Channel and in the Territory under the terms of and during the Term of this Agreement.

3.3              Sub-Licensor shall, at its sole cost and expense, maintain and keep enforceable the Yale Patent in the Territory during the Term of this Agreement. Sub-Licensor shall, without further consideration and at no expense to Sub-Licensee, and at the reasonable request of Sub-Licensee, do all reasonable acts necessary to obtain, sustain, reissue, extend, defend, and enforce the Yale Patent, other rights and any other letters based on the Yale Patent and to the extent necessary, the Sub-Licensee shall co-operate with the Sub-Licensor in such efforts.

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3.4              Sub-Licensor shall not, during the Term of this Agreement and subject to the terms of the Yale License, abandon the Yale Patent without first consulting with Sub-Licensee and obtaining Sub-Licensee’s prior written consent for such abandonment, not to be unreasonably withheld, unless voluntarily abandonment is in favor of a subsequent patent application claiming the subject matter of the proposed abandoned application and the patentability of the subject matter is not negatively affected.

3.5              During the Term of this Agreement and subject to the Yale License, Sub-Licensor shall not sub-license to any other person, firm or corporation any right, license, or privilege under the Yale Patent as it relates to the Invention to manufacture, have manufactured, use, market, have marketed, sell, have sold, import or export the Licensed Product(s) through the Distribution Channel in the Territory; but Sub-Licensor may, in its sole discretion, enter into any agreement(s) for the sale of the Licensed Product(s) outside of the Distribution Channel throughout the Territory. Sub-Licensor acknowledges and agrees that so long as Sub-Licensee has the expertise, capability and capacity to formulate and manufacture the Licensed Products and is competitively priced, Sub-Licensor will for its own account, contract with Sub-Licensee for the formulation and manufacture of the Licensed Products.

4.                  Information.

4.1              Sub-Licensor shall, at Sub-Licensee’s request, furnish to Sub-Licensee or its nominees, all information and documents in Sub-Licensor’s possession which are necessary to commercialize the Licensed Product(s) through the Distribution Channel in the Territory.

4.2              Sub-Licensee shall, within thirty (30) days, following the conclusion of each calendar quarter with respect to sales made within the United States and sixty (60) days following the conclusion of each calendar quarter for sales made outside of the United States, furnish to Sub-Licensor, its nominees or designees, all information and documents which are necessary to calculate royalty and other amounts to be paid pursuant to this Agreement; and together with such reports and information, pay to Sub-Licensor, all royalty and other amounts then due; or confirming that no royalty and other payments are then due and payable for that applicable quarterly reporting period.

4.3              Confidential Information exchanged between the parties in connection with this Agreement, including the terms of this Agreement, are governed by the Confidentiality Agreement, of even date attached hereto as Exhibit B.

5.                  Use Fees, Royalties and Milestone Payments.

5.1              Sub-Licensee shall pay to Sub-Licensor the following amounts: (i) a country by country use fee as set forth and payable in accordance with Subsection 5.1.c (“Use Fee”), (ii) Milestone Payments in accordance with Section 5.2 and (iii) royalty payments in the following amounts:

5.1.a           Ten (10.0%) percent of Net Sales of Licensed Products sold by Sub-Licensor or its sub-sub-licenses within the Territory where the Yale Patent is valid and in force; and

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5.1.b           Four and One-Half (4.5%) percent of Net Sales of Licensed Products sold within the Territory when the Yale Patent has expired and Two (2.0%) percent of Net Sales of Licensed Products sold within the Territory by Sub-Licensor or its sub-sub-licenses when the Yale Patent has been held invalid by final judgment of a court of competent jurisdiction.

5.1.c           A Use Fee shall be paid by the Sub-Licensee as follows:

(i)                 One Hundred Thousand ($100,000) Dollars payable within thirty (30) days following the first commercial sale of a Licensed Product in the United States and Canada;

(ii)               Twenty Thousand ($20,000) Dollars payable within thirty (30) days following the first commercial sale of a Licensed Product in each of the following countries: (a) Germany, (b) France, (c) United Kingdom, (d) Japan and (e) Brazil; and

(iii)             Any license fees received by Sub-Licensee from a distributor or other comparable party during the Term shall be divided equally, between Sub-Licensee and Sub-Licensor, and Sub-Licensee shall pay the Sub-Licensor its fifty (50%) percent share when received by Sub-Licensee.

5.2              Sub-Licensee shall pay to Sub-Licensor the following additional milestone payments on a country by country basis:

5.2.1            One Hundred Thousand ($100,000) Dollars at such time as the trailing twelve (12) months of Net Sales in any country in the Territory first exceeds One Million ($1,000,000) Dollars;

5.2.1            Two Hundred Thousand ($200,000) Dollars at such time as the trailing twelve (12) months of Net Sales in any country in the Territory first exceeds Five Million ($5,000,000) Dollars; and

5.2.1            Four Hundred Thousand ($400,000) Dollars at such time as the trailing twelve (12) months of Net Sales in any country in the Territory first exceeds Ten Million ($10,000,000) Dollars.

For purposes of this Section 5.2, the United States and Canada shall be considered and calculated as one (1) country.

5.3              “Net Sales” is defined for the purpose of this Section 5.3 as the gross amounts actually received by Sub-Licensee and its sub sub-licensees, affiliates and assigns during the Term of this Agreement (or longer periods if Licensed Product(s) continue to be sold), for the sale of Licensed Products less the following amounts: (i) discounts, including cash discounts, wholesaler discounts, discounts to managed care or similar organizations or government organizations, rebates paid, credited, accrued or actually taken, including government rebates such as Medicaid charge backs or rebates, and retroactive price reductions or allowances actually allowed or deducted from the billed amount; (ii) credits or allowances actually paid upon claims, rejections or returns of such sales of Licensed Product, including recalls, regardless of the party requesting the claim, rejection, or return; (iii) separately itemized freight, postage, packaging, shipping and insurance charges paid for delivery of such Licensed Product and (iv) taxes, duties, or other governmental charges levied on or measured by the invoiced amount for the Licensed Product, whether absorbed by the billing party or the billed party and separately stated on the invoice; provided, however, that under no circumstances shall the deductions under this Section 5.3 exceed seven and one-half percent (7.5%) percent of the gross amount actually received. For mathematical illustration purposes only, if the gross amount received by the Sub-Licensee in any applicable period is Five Hundred Thousand ($500,000) Dollars, then the Net Sales cannot, under any circumstances, be less than Four Hundred Sixty Two Thousand Five Hundred ($462,500) Dollars. No deductions shall be made for any other costs or expenses, including but not limited to commission to independent agents or those of Sub-Licensee’s or an affiliate’s or for the cost of collection.

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5.4              Purchase of Raw Material. Sub-Licensee shall purchase and Sub-Licensor shall supply all of Sub-Licensee’s required supply of CL 214 consistent with purchase orders submitted and at Sub-Licensor’s cost of CL-214 and directly related costs and expenses. Following the Effective Date, the parties shall negotiate and enter into a mutually satisfactory Supply Agreement on then commercially reasonable terms and conditions.

6.                  Payment of Royalties.

6.1              Sub-Licensee and sub-sub-licensees, affiliates, successors and assigns shall keep accurate records of all sales of Licensed Product, shall render written statements thereof to Sub-Licensor within thirty (30) days after the end of each calendar quarter with respect to sales made in the United States and sixty (60) days with respect to sales made outside of the United States during the term of this Agreement (or longer periods if Licensed Product(s) continue to be sold), and shall pay to Sub-Licensor with each such statement the amount of all royalties earned during the applicable calendar quarter. The written statements will provide details of gross and Net Sales by country, by Licensed Product and by package, including an itemized listing of any deductions taken and the basis for the same. The written statements shall be mailed (via certified mail, return receipt requested) to Sub-Licensor at the addresses indicated above or sent by electronic mail at yael_schwartz@canterbury-labs.com, or in either case, to such other address as Sub-Licensor shall direct by written notice to Sub-Licensee. Sub-Licensee shall impose the same reporting requirements upon its sub-sub-licensees, affiliates, successors and assigns, except that the information shall be determined by sub-sub-licensees, affiliates, successors and assigns within twenty (20) days from the end of each calendar quarter so that Sub-Licensee may pay the royalties earned on sales by sub sub-sub-licensees, affiliates, successors and assigns, simultaneously with Sub-Licensee’s royalties. Payment of royalties and license fees shall be made by checks, or wire transfers in United States Dollars, payable to Sub Licensor at address or bank account number provided in writing to Sub-Licensee. Sub-Licensee agrees, upon written request by Sub-Licensor, to promptly make available to an accountant or firm retained at Sub-Licensor’ s expense all books and records necessary to calculate the royalties due in accordance with this Agreement. Sub-Licensor has the right to audit the records of the Sub-Licensee at the reasonable convenience of the Sub-Licensee and only upon at least fifteen (15) days prior written notice. Further, the Sub-Licensee acknowledges and accepts the reporting obligations imposed on the Sub-Licensor by Article 9 of the Yale License; and accordingly, the Sub-Licensee agrees that it will, and will cause it sub-sub-licensees, agents, contractors and distributors to strictly comply with all of the provisions of Article 9 of the Yale License so that the Sub-Licensor can, in turn, comply with the provisions of Article 9 of the Yale License.

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6.2              All royalties and other payments due under this Agreement shall be paid to Sub-Licensor in United States Dollars. In the event that conversion from foreign currency is required in calculating a royalty payment under this Agreement, the exchange rate used shall be the Interbank rate quoted by Citibank at the end of the last business day of the quarter in which the royalty was earned. If overdue, the royalties and any other payments due under this Agreement shall bear interest until payment at a per annum rate two (2.%) percent above the prime rate in effect at Citibank on the due date and Sub-Licensor shall be entitled to recover reasonable attorneys’ fees and costs related to the administration or enforcement of this Agreement, including collection of royalties or other payments, following such failure to pay. The payment of such interest shall not foreclose Sub-Licensor from exercising any other right it may have as a consequence of the failure of Sub-Licensee to make any payment when due.

7.                  Term and Termination.

7.1              This Agreement and the rights licensed hereunder shall commence on the Effective Date and, unless earlier terminated pursuant to this Agreement or the Yale License, shall continue in full force and effect until the last of the claims in the Yale Patent expires, lapses or is declared to be invalid by a non-appealable decision of a court of competent jurisdiction through no fault or cause of the Sub-Licensee, or such longer period if the Sub-Licensee continues to sell Licensed Product(s) after the last claims in the Yale Patent expire or are declared invalid (the “Term”). All Licensed Product held by Sub-Licensee or a sub-sub-licensee as of such date may be sold by such party in accordance with the terms of this Agreement, including specifically, Section 7.5 hereof.

7.2              Upon any breach or default under this Agreement, the non-breaching party may terminate this Agreement by providing thirty (30) days’ prior written notice to the breaching party. Said termination shall become effective at the end of such thirty (30) day period unless, during said period, the breaching party cures such defect or default to the reasonable satisfaction of the non-breaching party.

7.3              Either party may immediately terminate this Agreement if the other party is adjudicated a bankrupt or becomes insolvent, or enters into a composition with creditors, or if a receiver is appointed for it. Further, Sub-Licensee shall have the right to terminate this Agreement upon ninety (90) days prior written notice to the Sub-Licensor, and upon the expiration of the aforesaid ninety (90) days period this Agreement shall terminate and be null and void except for those provisions that survive in accordance with their terms. If any inventory remains at the conclusion of said ninety (90) day period, Sub-Licensee may continue to sell Licensed Product in accordance with Section 7.5 hereof.

7.4              Upon termination of this Agreement for any reason: (a) Sub-Licensee shall fully account for, and pay to, Sub-Licensor all royalties within sixty (60) days of such termination (or sixty (60) days after the date of sale of Licensed Product(s) if the sale occurs after the date of termination); and (b) Sub-Licensee shall immediately transfer to Sub-Licensor: (i) copies of all information, reports, submissions and data relating to the Licensed Products and generated by Sub-Licensee during the term of this Agreement (except for certain information, reports, submissions and data Sub-Licensee is obligated to maintain under applicable law) and (ii) all rights which Sub-Licensee may possess under this Agreement and all rights licensed to Sub-Licensee pursuant to this Agreement shall immediately terminate and thereafter, be of no further force or effect.

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7.5              Notwithstanding Section 7.4 hereof, upon termination or expiration of this Agreement for any reason, Sub-Licensee and its sub sub-licensees, affiliates, distributors, agents and wholesalers shall, without restriction, and in their sole discretion, have the right, subject to the terms of this Agreement, to market and sell Licensed Product(s) remaining in their inventory. Any and all royalty payments due Sub-Licensor shall be made pursuant to Section 5. Any sub-sub-licenses shall automatically terminate and be null and void upon the expiration or termination of this Agreement.

8.                  Infringement.

8.1              Defense. Notwithstanding any other provision herein, Sub-Licensor shall have the obligation, to defend, at its own expense, all infringement suits that may be brought against Sub-Licensee or its sub sub-licensees based on or related to the manufacture, use, or sale of the Licensed Product(s) based on or using the Yale Patent pursuant to this Agreement. For avoidance of doubt, Sub-Licensee shall not alter or change the Licensed Product. Sub-Licensor’s indemnity obligations of every nature and kind pursuant to this Section 8.1 are capped at a maximum of One Million (US $1,000,000) Dollars.

8.2              Prosecution. Notwithstanding any other provision herein, in the event any information is brought to the attention of Sub-Licensor that others without benefit, rights or license are infringing any of the rights licensed pursuant to this Agreement, Sub-Licensor shall have the obligation, at its own expense, to diligently prosecute all such infringers. In any of the foregoing suits, Sub-Licensee may, at Sub-Licensee’s expense, be represented by counsel of its own choice.

8.3              Notice. In the event any party learns of facts that might reasonably result in a lawsuit involving the Yale Patent, the Licensed Product(s) and/or this Agreement, such party shall promptly notify the other party to this Agreement.

9.                  Indemnity. Sub-Licensee shall defend, indemnify and hold Sub-Licensor (and its directors, officers, medical and professional staff, employees and agents) and their respective successors, heirs and assigns harmless from and against all costs, liabilities, damages, expenses, and losses (including reasonable attorney fees and costs) incurred through claims, suits, actions, demands, or judgments of third parties against Sub-Licensor based on the fault of Sub-Licensee, any agent, servant, employee or contractor nor any party acting for or on behalf of the Sub¬Licensee in the manufacture, use and/or sale of the Licensed Products. Sub-Licensor shall defend, indemnify and hold Sub-Licensee and its affiliates, directors, officers, medical and professional staff, employees and agents and their respective successors, heirs and assigns harmless against all costs, liabilities, damages, expenses, and losses (including reasonable attorney fees and costs) incurred through claims, suits, actions, demands, or judgments of third parties against Sub-Licensee based on the infringement, misappropriation or impairment of or damage to any third party’s intellectual property rights arising out of Sub-Licensee’s exercise of the fights licensed under this Agreement. Nothing herein is intended to relieve any party from liability for its own act, omission or negligence. No party shall have any liability to another party for consequential, lost profits, speculative or punitive damages of the other party. For avoidance of doubt, the preceding sentence shall not apply with respect to indemnity obligations in respect of claims of third parties.

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10.              Insurance. Sub-Licensee shall, throughout the Term of this Agreement commencing as of the Effective Date, obtain and maintain at its own cost and expense from a qualified insurance company licensed to do business in the states and countries where Sub¬Licensee sells Licensed Product(s) and reasonably acceptable to the Sub-Licensor, standard product liability insurance and such other insurances as are required by Section 14.4 of the Yale License, the provisions of which are incorporated herein and made a part hereof. As of the Effective Date, Sub-Licensee shall furnish Sub-Licensor with a certificate of insurance evidencing such coverage, and in no event shall Sub-Licensee manufacture, distribute, or sell the Licensed Product(s) prior to obtaining such insurance and delivering the certificate of insurance to the Sub-Licensor.

11.              Notices. Any notice or payment required under this Agreement shall be in writing and addressed to the parties at their addresses first above written. Any party may change the address to which notices shall be given by notice in writing. Any notice to the Sub-Licensor shall require a copy, which shall not constitute notice, to Rubin and Rudman LLP, 50 Rowes Wharf, 3rd Floor Boston, MA 02110, attention: Peter B. Finn, Esquire. All notices may be delivered personally in part by reputable overnight courier with written verification of receipt or by registered or certified mail first class United States Mail, postage prepaid, return receipt requested and shall be effective upon receipt.

12.              Assignment. The parties shall not have the right to assign this Agreement, or any rights licensed hereunder, without the prior written consent of the other party (such consent not to be unreasonably withheld); provided that, Sub-Licensee may assign this Agreement or any rights licensed hereunder, to any of its affiliates without the consent of the Sub-Licensor, provided such affiliate agrees in writing to be bound by the terms and conditions of this Agreement. Notwithstanding the foregoing, either party may transfer its rights, duties and privileges under this Agreement and assign this Agreement in connection with a merger or consolidation with another person or firm in which it is not the surviving entity or in connection with the sale of all or substantially all of its assets or securities or in connection with any business combination in which the party is not the surviving entity, provided that such person or firm shall first have agreed with Sub-Licensor or Sub-Licensee, as the case may be in writing to perform the transferring party’s obligations and duties hereunder and further, that it has the management team and financial capacity to commit to the development and commercialization of the Licensed Product(s).

13.              Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, representatives, successors and assigns, but nothing contained in this paragraph shall be deemed to license a right to make assignments other than as is above provided.

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14.              Governing Law. Any matters arising out of or related to this Agreement, and any other dispute shall be governed by the substantive laws of the State of New York, without regard to its conflicts of law principles. Any dispute shall be brought in the appropriate courts of competent jurisdiction in New York City, New York.

15.              Complete Agreement. This Agreement, including its attached Exhibits, contains the entire agreement between the parties regarding its subject matter and supersedes all previous agreements and negotiations.

16.              Amendment. None of the terms of this Agreement shall be amended or modified except in a writing signed and delivered by the parties.

17.              Counterparts. This Agreement may be executed in counterparts and each counterpart shall be deemed an original hereof and together shall constitute one (1) agreement.

18.              Waiver. No action of a party or failure of a party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event the continuance or repetition of the circumstances giving rise to such right in the absence of a signed writing to the contrary.

19.              Cumulative Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any right and remedies otherwise available at law or in equity.

20.              Headings. Article and section headings in this Agreement are included for convenience of reference only, and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

21.              Independent Contractor Relationship. Sub-Licensor and Sub-Licensee are acting solely as independent contractors and nothing in this Agreement shall be construed to create a partnership or joint venture, principal/agent, employer/employee or other fiduciary relationship. No party has the power or authority to act for, bind or commit any other party in any way. No party is authorized to make any statement, claims, representation or warranties, or to act on behalf of another party, except as specifically authorized in writing by the other.

22.              Survival of Sections. Sections 7.4, 8, 9, 14 and 19 shall be in force during the Term of this Agreement and any extension hereof and shall survive termination or expiration (as the case may be) of this Agreement and shall remain in full force and effect. The provisions of this Agreement which do not survive termination or expiration hereof (as the case may be) shall nonetheless be controlling on, and shall be used in construing and interpreting the rights and obligations of the parties hereto with regard to any dispute, controversy or claim which may arise under, out of, in connection with, or relating to this Agreement.

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23.              Representations and Warranties. In addition to the representations and warranties made by the parties in Article 2 hereof, the undersigned each represent and warrant to the other that:

23.1          The parties hereto are each a corporation or limited liability company duly organized, validly existing and in good standing under the laws of their respective state(s) of incorporation or formation, that each has the corporate power and authority to enter into this Agreement and all documents and agreements in connection with this Agreement and to consummate the transactions contemplated hereby and thereby.

23.2          The undersigned signatories to this Agreement warrant and represent that they are authorized, directed and empowered to act for on behalf of said entities in executing this Agreement as authorized corporate officers.

23.3          The execution, delivery and performance of this Agreement and all other documents and agreements to be executed, delivered or performed by either party in connection with this Agreement, have been duly authorized, and no further corporate action will be necessary to make them valid and binding upon the parties.

23.4          The execution, delivery and performance of this Agreement and all other documents and agreements to be executed, delivered or performed by the parties in connection with this Agreement will not:

23.4.1    Constitute a breach or a violation of that party’s Articles of Incorporation, Certificate of Formation, Bylaws, corporate or company resolutions or of any law, rule or regulation, contract, agreement or other instrument to which either party is a party or by which it is bound;

23.4.2    Constitute a violation of any order, judgment or decree to which either party is a party or by which any of its assets or properties is bound or affected; and

23.5          The parties will not create, assume or permit to exist any lien, pledge, security interest or other encumbrance on this Agreement, the Sub-License or any sub-sub-license.

24.              Intellectual Property.

24.1          It is agreed and understood that each party owns or shall own all rights, title and interest in and to its respective background technology, including all associated intellectual property.

24.2          As to the Licensed Product(s):

(i)                 Sub-Licensor owns all rights, title and interest, including all associated intellectual property in and to all technology made, conceived, developed, invented or reduced to practice, patentable or not, by either party independently or jointly developed pursuant to or in contemplation of this Agreement that constitutes an improvement, enhancement or discovery to any of the Sub-Licensor’ s background technology, intellectual property or the Yale Patent. All test results, data, information and the like created or developed pursuant to the Exclusive Development Collaboration Agreement by and between the parties dated as of March 28, 2011 shall belong to the Sub-Licensor.

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(ii)               To the extent that the Sub-Licensee acquires, owns or purports to own any ownership rights or intellectual property in and to any of the Sub-Licensor’ s owned technology, background technology, intellectual property or the Yale Patent, as a result of Sub-Licensee’s performance of its obligations under this Agreement or developed in contemplation of this Agreement, Sub-Licensee hereby irrevocably agrees to assign and transfer, without any fee, cost or consideration to Sub-Licensor all of its worldwide rights, title and interest in and to such Sub-Licensee owned or claimed technology, including all intellectual property rights associated therewith.

(iii)             For avoidance of doubt, it is agreed and understood that any jointly developed technology or jointly developed intellectual property shall be owned by Sub-Licensor; and Sub-Licensee hereby agrees to assign, and does hereby assign, without any additional cost, charge or fee all of its right, title and interest in and to such jointly developed technology or jointly developed intellectual property to Sub-Licensor in accordance with this Section 24. The Sub-Licensee agrees that it will, and will promptly cause all of its employees, advisors, consultants and contractors to execute when presented, whether during the Term or at any time thereafter, without any additional cost, charge, fee or consideration, all documents, agreements, applications and instruments and perform all lawful acts which the Sub-Licensor considers necessary or advisable to secure its rights hereunder and to carry the intent of this Section 24.

24.3          Upon termination of this Agreement by Sub-Licensor or by Sub-Licensee because Sub-Licensee has decided to abandon efforts to develop and commercialize the Licensed Product(s), Sub-Licensee shall permit Sub-Licensor and its future sub-licensees to utilize, reference and otherwise have the benefit of all regulatory approvals of, or clinical trials or other studies conducted on, and all filings made with regulatory agencies with respect to, the Licensed Product(s). In addition, at Sub-Licensor’ s request, Sub-Licensee shall deliver to Sub-Licensor all records required by regulatory authorities to be maintained with respect to the sale, storage, handling, shipping and use of the Licensed Product(s), all reimbursement approval files, all documents, data and information related to clinical trials and other studies of Licensed Product(s), any other data, techniques, know-how and other information developed or generated that relate to the Licensed Product(s), and all copies and facsimiles of such materials, documents, information and files.

The Next Page is the Signature Page.

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IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the Effective Date.

CANTERBURY LABORATORIES, LLC
By:/s/ Yael Schwartz, Ph.D. President and CEO Hereunto Duly Authorized

FERNDALE LABORATORIES, INC.
By:/s/ Michael J. Burns, Ph.D President and COO Hereunto Duly Authorized

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EXHIBIT A

YALE LICENSE

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EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) by and between YALE UNIVERSITY, a corporation organized and existing under and by virtue of a charter granted by the general assembly of the Colony and State of Connecticut and located in New Haven, Connecticut (“YALE”), and Hygeia Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware, and with principal offices located in Holden, MA (“LICENSEE”) is effective as of the date of final execution of this Agreement (“EFFECTIVE DATE”).

ARTICLE 1. BACKGROUND

1.1              In the course of research conducted under YALE auspices, Dr. Richard B. Hochberg, in the Department of Obstetrics, Gynecology and Reproductive Sciences at YALE (the “INVENTOR”), has produced an invention entitled “Estradiol 16-α-Carboxylic Acid Esters as Locally Active Estrogens (OCR #1151)” (the “INVENTION”).

1.2              INVENTOR has assigned to YALE of all INVENTOR’ s right, title and interest in and to the INVENTION and any resulting patents.

1.3              LICENSEE has previously entered into an Exclusive License Agreement with YALE effective as of October 26th, 2007, and subsequently amended as of March 26, 2010 for the purpose of commercializing the INVENTION for LICENSED PRODUCTS that are PRESCRIPTION PRODUCTS only (the “RX AGREEMENT”).

1.4              YALE and LICENSEE hereby agree that this Agreement is the sole Agreement between the parties pertaining to any LICENSED PRODUCT that is a NON-PRESCRIPTION PRODUCT as defined herein. Further, the parties agree that, as of the EFFECTIVE DATE of this Agreement, the RX AGREEMENT shall no longer grant any rights to any LICENSED PRODUCT that is a NON-PRESCRIPTION PRODUCT, as defined herein.

1.5              YALE wishes to have the INVENTION and any resulting patents commercialized to benefit the public good.

1.6              LICENSEE has represented to YALE to induce YALE to enter into this Agreement that it shall act diligently to develop and commercialize the LICENSED PRODUCTS for public use throughout the LICENSED TERRITORY (as defined below).

1.7              YALE is willing to grant a license to LICENSEE, subject to the terms and conditions of this Agreement.

1.8              In consideration of these statements and mutual promises, YALE and LICENSEE agree to the terms of this Agreement.

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ARTICLE 2. DEFINITIONS

The following terms used in this Agreement shall be defined as set forth below:

2.1              “AFFILIATE” shall mean any entity or person that directly or indirectly controls, is controlled by or is under common control with LICENSEE. For purposes of this definition, “control” means possession of the power to direct the management of such entity or person, whether through ownership of more than fifty percent (50%) of voting securities, by contract or otherwise.

2.2              “CONFIDENTIAL INFORMATION” shall mean all information disclosed by one party to the other during the negotiation of or under this Agreement in any manner, whether orally, visually or in tangible form, that relates to LICENSED PATENTS or the Agreement itself, unless such information is subject to an exception described in Article 8.2. CONFIDENTIAL INFORMATION that is disclosed in tangible form shall be marked “Confidential” at the time of disclosure and CONFIDENTIAL INFORMATION that is disclosed orally or visually shall be identified as confidential at the time of disclosure and subsequently reduced to writing, marked confidential and delivered to the other party within thirty (30) days of such disclosure. CONFIDENTIAL INFORMATION shall include, without limitation, the following, whether or not patentable: materials, know-how and data (whether technical or non¬technical), trade secrets, inventions, methods and processes. Notwithstanding any other provisions of this Article 2.2, CONFIDENTIAL INFORMATION of LICENSEE that is subject to Article 8 of this Agreement is limited to information that LICENSEE supplies pursuant to LICENSEE’ s obligations under Articles 7 and 9 of this Agreement, unless otherwise mutually agreed to in writing by the parties.

2.3              “CHANGE OF CONTROL” shall mean: (a) any consolidation, merger, combination, reorganization or other transaction in which LICENSEE is not the surviving entity, (b) the shares of stock of LICENSEE constituting in excess of fifty (50%) of the voting power of LICENSEE are exchanged for or changed into other stock or securities, cash, and/or any other property, or (c) a sale or other disposition of all or substantially all of the assets of LICENSEE.

2.4              “EARNED ROYALTY” is defined in Article 6.1.

2.5              “EFFECTIVE DATE” is defined in the introductory paragraph of this Agreement.

2.6              “FIELD” shall mean all uses, including without limitation, the prevention and treatment of any and all diseases or conditions in mammals.

2.7              “FIRST SALE” shall mean the first sale to a third party of any LICENSED PRODUCT or LICENSED METHOD in any country.

2.8              “INVENTION” and “INVENTOR” are defined in Article 1.1.

2.9              “INSOLVENT” shall mean that LICENSEE: (i) has ceased to pay its debts in the ordinary course of business,, (ii) has current assets that are insufficient to pay its current obligations, (iii) is insolvent as defined by the United States Federal Bankruptcy Law, as amended from time to time or (iv) has commenced bankruptcy, reorganization, receivership or insolvency proceedings, or any other proceeding under any Federal, state or other law for the relief of debtors.

2.10          “LICENSE” refers to the license granted under Article 3.1.

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2.11          “LICENSED METHODS” shall mean any method, use, procedure, service or process the practice of which, in the absence of a license from YALE, would infringe a VALID CLAIM of a LICENSED PATENT or which uses a LICENSED PRODUCT.

2.12          “LICENSED PATENTS” shall mean the United States or foreign patent application(s) and patents(s) listed in Appendix A and owned by YALE during the TERM of this Agreement, together with any continuations, divisionals, and continuations-in-part, to the extent the claims of any such patent or patent application are directed to subject matter specifically described in the patent applications listed on Appendix A; any reissues, re-examinations, or extensions thereof, or substitutes therefor; and the relevant international equivalents of any of the foregoing. Appendix A is incorporated into this Agreement.

2.13          “LICENSED PRODUCTS” shall mean any NON-PRESCRIPTION PRODUCT (including any apparatus or kit) or component part thereof, the manufacture, use or sale of which, in the absence of a license from YALE, would infringe a VALID CLAIM of a LICENSED PATENT.

2.14          “LICENSED TERRITORY” shall mean worldwide. 2.15.

2.15          “NET SALES” shall mean:

(a)                gross invoice price from the sale, lease or other transfer or disposition of the LICENSED PRODUCTS or LICENSED METHODS, or from services performed using LICENSED PRODUCTS or LICENSED METHODS, by LICENSEE, SUBLICENSEES or AFFILIATES to third parties, except as set forth in Article 2.17(b), less the following deductions, provided they actually pertain to the disposition of the LICENSED PRODUCTS or LICENSED METHODS and can be demonstrably accounted for:

(i) all discounts, credits, rebates, chargebacks and allowances;

(ii) transportation and insurance;

(iii) duties, taxes and other governmental charges levied on the sale, transportation or delivery of LICENSED PRODUCTS or practice of the LICENSED METHODS, but not including income taxes; and

(iv) the return of LICENSED PRODUCTS and bad debt deductions, provided such deductions shall not exceed five percent (5%) of amounts invoiced as described in 2.15 (a).

No deductions shall be made for any other costs or expenses, including but not limited to commissions to independents, agents or those on LICENSEE’s, SUBLICENSEE’s or an AFFILIATE’s payroll or for the cost of collection.

(b)               “NET SALES” shall not include the gross invoice price for LICENSED PRODUCTS or LICENSED METHODS sold to, or services performed using LICENSED PRODUCTS or LICENSED METHODS for, any AFFILIATE unless such AFFILIATE is an end-user of any LICENSED PRODUCT or LICENSED METHOD, in which case such consideration shall be included in NET SALES at the average selling price charged to a third party during the same quarter.

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2.16          “NON-PRESCRIPTION PRODUCT” shall mean any product which does not require approval or registration of the product as a prescription therapeutic or prophylactic drug by the U.S. FDA, or comparable regulatory authority in any other country, before it can be used by, or marketed to, or sold to consumers.

2.17          “PRESCRIPTION PRODUCT” shall mean any product which requires approval or registration of the product as a prescription therapeutic or prophylactic drug by the U.S. FDA, or comparable regulatory authority in any other country, before it can be used by, or marketed to, or sold to consumers.

2.18          “REASONABLE COMMERCIAL EFFORTS” shall mean documented efforts that are consistent with those generally utilized by companies of similar size and type that have successfully developed products and services similar (meaning products that are similar with respect to the stage of development, patent coverage, sales potential and safety and efficacy profile) to LICENSED PRODUCTS and LICENSED METHODS. In determining REASONABLE COMMERCIAL EFFORTS with respect to a particular LICENSED PRODUCT or LICENSED METHOD, LICENSEE may not reduce such efforts due to the competitive, regulatory or other impact of any other product or method that it owns, licenses or is developing or commercializing.

2.19          “SUBLICENSE INCOME” shall mean consideration in any form received by LICENSEE or an AFFILIATE in consideration with the grant to any third party or parties of a sublicense or other right, license, privilege or immunity to make, have made, use sell, have sold, distribute, import or export LICENSED PRODUCTS or to practice LICENSED METHODS, but excluding consideration included within EARNED ROYALTIES. For avoidance of doubt, a sublicense shall not include the right of a purchaser of a LICENSED PRODUCT to re-sell or distribute, on a wholesale retail or other basis, the LICENSED PRODUCT as part of the established supply chain for pharmaceutical products. SUBLICENSE INCOME shall include without limitation any license signing fee, license maintenance fee, unearned portion of any minimum royalty payment received by LICENSEE, distribution or joint marketing fee, research and development funding in excess of LICENSEE’s cost of performing such research and development, and any consideration received for an equity interest in, extension of credit to or other investment in LICENSEE to the extent such consideration exceeds the fair market value of the equity or other interest received as determined by agreement of the parties or by an independent appraiser mutually agreeable to the parties.

2.20          “SUBLICENSEE” shall mean any third party sublicensed by LICENSEE to make, have made, use, sell, have sold, import or export any LICENSED PRODUCT or to practice any LICENSED METHOD.

2.21          “TERM” is defined in Article 3.4.

2.22          “VALID CLAIM” shall mean a pending, issued or unexpired claim of a LICENSED PATENT so long as such claim shall not have been irrevocably abandoned or declared to be invalid in an unappealable decision of a court or other authority or competent jurisdiction through no fault of cause of LICENSEE.

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ARTICLE 3. LICENSE GRANT AND TERM

3.1              Subject to all the terms and conditions of this Agreement, YALE hereby grants to LICENSEE an exclusive license, under the LICENSED PATENTS, with the right to grant sublicenses, to make, have made, use, sell, have sold, import and export LICENSED PRODUCTS, and to practice any LICENSED METHOD, within the FIELD in the LICENSED TERRITORY (the “LICENSE”).

3.2              To the extent that any invention included within the LICENSED PATENTS has been funded in whole or in part by the United States government, the United States government retains certain rights in such invention as set forth in 35 U.S.C. §200-212 and all regulations promulgated thereunder, as amended, and any successor statutes and regulations (the “Federal Patent Policy”). As a condition of the license granted hereby, LICENSEE acknowledges and shall comply with all aspects of the Federal Patent Policy applicable to the LICENSED PATENTS, including the obligation that LICENSED PRODUCTS used or sold in the United States be manufactured substantially in the United States. Nothing contained in this Agreement obligates or shall obligate YALE to take any action that would conflict in any respect with its past, current or future obligations to the United States Government under the Federal Patent Policy with respect to the LICENSED PATENTS.

3.3              The LICENSE is expressly made subject to YALE’s reservation of the right to make, use and practice the LICENSED PATENTS and LICENSED METHODS for research, clinical, teaching or other non-commercial purposes, and to give academic research institutions access to the LICENSED PATENTS and LICENSED METHODS for research, clinical, or teaching purposes and not for purposes of commercial development, use, manufacture or distribution. Nothing in this Agreement shall be construed to grant by implication, estoppel or otherwise any licenses under patents of YALE other than the LICENSED PATENTS.

3.4              Unless terminated earlier as provided in Article 13, the term of the LICENSE shall commence on the EFFECTIVE DATE and shall automatically expire on the date on which the last of the claims of the patents described in the LICENSED PATENTS expires, lapses or is declared to be invalid by a non-appealable decision of a court of competent jurisdiction through no fault or cause of LICENSEE (the “TERM”).

3.5              Upon expiration of this Agreement, the LICENSE granted in Article 3.1 shall automatically convert to a fully paid-up, non-royalty bearing and non-exclusive license.

3.6              Upon conversion to a non-exclusive license under Article 3.5, the LICENSEE’s right to grant any sublicense terminates and each existing sublicense shall convert to a fully paid¬-up, non-royalty bearing and non-exclusive license in the applicable country or countries.

3.7              Except as expressly provided in this Agreement, under no circumstances will LICENSEE, as a result of this Agreement, obtain any interest in or any other right to any technology, know-how, patents, patent applications, materials or other intellectual or proprietary property of YALE.

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ARTICLE 4. SUBLICENSES

4.1              LICENSEE shall have the full right to sublicense the rights granted to it under this Agreement, through one or more tiers, subject to the requirements of this Article 4.

4.2              Any sublicense granted by LICENSEE shall include substantially the same definitions and provisions on Due Diligence, Confidentiality and Publicity, Reporting Requirements, Indemnification, Insurance and Warranties, Patent Notices and Use of YALE’s Name, as are agreed to in this Agreement, and such other provisions as are needed to enable LICENSEE to comply with this Agreement. LICENSEE will provide YALE with a copy of each Sublicense Agreement (and all amendments thereof) promptly after execution. LICENSEE shall remain responsible for the performance of all SUBLICENSEES under any such sublicense as if such performance were carried out by LICENSEE itself, including, without limitation, the payment of any royalties or other payments provided for hereunder, regardless of whether the terms of any sublicense provide for such amounts to be paid by the SUBLICENSEE directly to YALE. A breach of this provision shall constitute a material breach. that is subject to Article 13.1(b).

4.3

4.4              LICENSEE agrees that it has sole responsibility to promptly:

(a)                provide YALE with a copy of any amendments to sublicenses granted by LICENSEE under this Agreement and to notify YALE of termination of any sublicense; and

(b)               summarize and deliver copies of all reports provided to LICENSEE by SUBLICENSEES.

ARTICLE 5. LICENSE ISSUE ROYALTY; LICENSE MAINTENANCE
ROYALTY; MILESTONE ROYALTIES; EQUITY

5.1              During the TERM of this Agreement, LICENSEE agrees to pay to YALE an annual license maintenance royalty (“LMR”) commencing on the first anniversary of the EFFECTIVE DATE and every anniversary thereafter in accordance with the schedule set forth below, until LICENSEE starts to pay Minimum Royalty Payments in accordance with the schedule set forth in Article 6.3.

5.2              LICENSEE shall pay the following milestone royalties to YALE for each LICENSED PRODUCT developed by LICENSEE. For avoidance of doubt, for purposes of this Section 5.2, LICENSED PRODUCTS that contain the same active ingredient(s), but that are different in other respects, for example LICENSED PRODUCTS that have different approved indications, formulations or dosages, shall be considered to be a single “LICENSED PRODUCT” and only one set of the following milestones shall be payable in connection with the development and. regulatory approval of such LICENSED PRODUCTS no matter how many times a particular milestone is achieved. For further clarification, if two LICENSED PRODUCTS having different active ingredients achieve the same milestones, then each of those milestones shall be payable in respect of each such LICENSED PRODUCT.

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5.3

ARTICLE 6. EARNED ROYALTIES; MINIMUM ROYALTY PAYMENTS

6.1              During the TERM of this Agreement, as partial consideration for the LICENSE, LICENSEE shall pay to YALE an earned royalty on worldwide annual NET SALES of LICENSED PRODUCTS or LICENSED METHODS by LICENSEE or its SUBLICENSEES or AFFILIATES in each calendar year (“EARNED ROYALTIES”) according to the following schedule:

6.2              LICENSEE shall pay all EARNED ROYALTIES accruing to YALE within thirty (30) days from the end of each calendar quarter (March 31, June 30, September 30 and December 31), beginning in the first calendar quarter in which NET SALES occur.

6.3              During the term of this Agreement, LICENSEE agrees to pay YALE total annual Minimum Royalty Payments (“MRP”), commencing on the first anniversary of the date of FIRST SALE of the first LICENSED PRODUCT according to the following schedule:

6.4              All EARNED ROYALTIES and other payments due under this Agreement shall be paid to YALE in United States Dollars. In the event that conversion from foreign currency is required in calculating a payment under this Agreement, the exchange rate used shall be the Interbank rate quoted by Citibank at the end of the last business day of the quarter in which the royalty was earned. If overdue, the royalties and any other payments due under this Agreement shall bear interest until payment at a per annum rate two percent (2%) above the prime rate in effect at Citibank on the due date and YALE shall be entitled to recover reasonable attorneys’ fees and costs related to the administration or enforcement of this Agreement, including collection of royalties or other payments, following such failure to pay. The payment of such interest shall not foreclose YALE from exercising any other right it may have as a consequence of the failure of LICENSEE to make any payment when due.

ARTICLE 7. DUE DILIGENCE

7.1              LICENSEE has designed a plan for developing and commercializing the LICENSED PATENTS, manufacturing, marketing and sale or lease of LICENSED PRODUCTS and/or LICENSED METHODS (“PLAN”). A copy of the PLAN is attached to this Agreement as Appendix B and incorporated herein by reference.

7.2              LICENSEE shall use REASONABLE COMMERCIAL EFFORTS, within one hundred eighty (180) days after the EFFECTIVE DATE of this Agreement, to begin to implement the PLAN at its sole expense and thereafter to diligently commercialize the LICENSED PRODUCTS and LICENSED METHODS.

7.3              LICENSEE shall provide YALE with an updated and revised copy of the PLAN on each anniversary date of the EFFECTIVE DATE.

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7.4              Within thirty (30) days of each anniversary of the EFFECTIVE DATE of this Agreement, LICENSEE shall provide a written report to YALE, indicating LICENSEE’s progress and problems to date in performance under the PLAN, commercialization of LICENSED PRODUCTS and LICENSED METHODS, and a forecast and schedule of major events required to commercialize the LICENSED PRODUCTS. Within thirty (30) days following any assignment by LICENSEE pursuant to Section 17.6, the assignee, if any, shall provide YALE with an updated and revised copy of the PLAN.

7.5              LICENSEE shall immediately notify YALE if at any time LICENSEE, SUBLICENSEE, AFFILIATES or any other party on behalf of LICENSEE: (a) abandons or suspends its research, development or marketing of the LICENSED PRODUCTS and or LICENSED METHODS, or its intent to research, develop and market such products or methods or (b) fails to comply with its due diligence obligations under this Article for a period exceeding ninety (90) days.

7.6              LICENSEE agrees that YALE shall be entitled to terminate this Agreement pursuant to Article 13.1(b) upon the occurrence of any of the following:

(a)                LICENSEE shall fail to implement the PLAN in accordance with Article 7.4. or otherwise fails to fulfill any of its obligations under Article 7.5, or this Article 7.6; or

(b)               LICENSEE gives notice pursuant to Article 7.5 (which shall be deemed a material breach not capable of being cured); or

(c)                LICENSEE has failed to launch or sell a LICENSED PRODUCT in the United States or any other major market (i.e., Canada, France, Germany, Italy, Japan or the U.K.) within two (2) years of the EFFECTIVE DATE.

ARTICLE 8. CONFIDENTIALITY AND PUBLICITY

8.1              Subject to the parties’ rights and obligations pursuant to this Agreement, YALE and LICENSEE agree that during the term of this Agreement and for five (5) years thereafter, each of them:

(a)                will keep confidential and will cause their AFFILIATES and, in the case of LICENSEE, its SUBLICENSEES, to keep confidential, CONFIDENTIAL INFORMATION disclosed to it by the other party, by taking whatever action the party receiving the CONFIDENTIAL INFORMATION would take to preserve the confidentiality of its own CONFIDENTIAL INFORMATION, which in no event shall be less than reasonable care; and

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(b)               will only disclose that part of the other’s CONFIDENTIAL INFORMATION to its officers, employees or agents that is necessary for those officers, employees or agents who need to know to carry out its responsibilities under this Agreement; and

(c)                will not use the other party’s CONFIDENTIAL INFORMATION other than as expressly set forth in this Agreement or disclose the other’s CONFIDENTIAL INFORMATION to any third parties under any circumstance without advance written permission from the other party unless a confidentiality agreement is first executed between LICENSEE and such third party with terms and conditions that are similar and consistent with those of this Agreement; and

(d)               will, within sixty (60) days of termination of this Agreement, return all the CONFIDENTIAL INFORMATION disclosed to it by the other party pursuant to this Agreement except for one copy which may be retained by the recipient for monitoring compliance with this Article 8.

8.2              The obligations of confidentiality described above shall not pertain to that part of the CONFIDENTIAL INFORMATION that:

(a)                was known to the recipient prior to the disclosure by the disclosing party; or

(b)               is at the time of disclosure or has become thereafter publicly known through no fault or omission attributable to the recipient; or

(c)                is rightfully given to the recipient from sources independent of the disclosing party; or

(d)               is independently developed by the receiving party without use of or reference to the CONFIDENTIAL INFORMATION of the other party as evidenced by written records; or

(e)                is required to be disclosed by law in the opinion of recipient’s attorney, but only after the disclosing party is given prompt written notice and an opportunity to seek a protective order.

8.3              Except as required by law, neither party may disclose the financial terms of this Agreement without the prior written consent of the other party.

ARTICLE 9. REPORTS RECORDS AND INSPECTIONS

9.1              LICENSEE shall, within thirty (30) days after the calendar year in which NET SALES first occur, and within thirty (30) days after each calendar quarter (March 31, June 30, September 30 and December 31) thereafter, provide YALE with a written report detailing the NET SALES and uses, if any, made by LICENSEE, its SUBLICENSEES and AFFILIATES of LICENSED PRODUCTS and LICENSED METHODS during the preceding calendar quarter and calculating the payments due pursuant to Article 6. NET SALES of LICENSED PRODUCTS or LICENSED METHODS shall be deemed to have occurred on the date of invoice for such LICENSED PRODUCTS or LICENSED METHODS. Each such report shall be signed by an officer of LICENSEE (or the officer’s designee), and must include:

(a)                the number of LICENSED PRODUCTS manufactured, sold, leased or otherwise transferred or disposed of and the amount of LICENSED METHODS sold, by LICENSEE, SUBLICENSEES and AFFILIATES;

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(b)               a calculation of NET SALES for the applicable reporting period in each country, including the gross invoice prices charged for the LICENSED PRODUCTS and LICENSED METHODS and any permitted deductions made pursuant to Article 2.18;

(c)                a calculation of total royalties or other payment due, including any exchange rates used for conversion; and

(d)               names and addresses of all SUBLICENSEES and the type and amount of any SUBLICENSE INCOME received from each SUBLICENSEE.

9.2              LICENSEE and its SUBLICENSEES shall keep and maintain complete and accurate records and books containing an accurate accounting of all data in sufficient detail to enable verification of EARNED ROYALTIES and other payments under this Agreement. LICENSEE shall preserve such books and records for three (3) years after the calendar year to which they pertain. Such books and records shall be open to inspection by YALE or an independent certified public accountant selected by YALE, at YALE’s expense, during normal business hours upon ten (10) days’ prior written notice, for the purpose of verifying the accuracy of the reports and computations rendered by LICENSEE. In the event LICENSEE underpaid the amounts due to YALE with respect to the audited period by more than five percent (5%), LICENSEE shall pay the reasonable cost of such examination, together with the deficiency not previously paid, within thirty (30) days of receiving notice thereof from YALE

9.3              On or before the ninetieth (90th) day following the close of LICENSEE’s fiscal year, LICENSEE shall provide YALE with LICENSEE’s certified financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an income statement. All information contained in such certified financial statements are hereby deemed to be CONFIDENTIAL INFORMATION of LICENSEE for all purposes under this Agreement.

ARTICLE 10. PATENT PROTECTION

10.1          LICENSEE shall reimburse YALE for all reasonable and customary costs of filing, prosecution and maintenance of all United States patent applications contained in the LICENSED PATENTS accrued as of the EFFECTIVE DATE or during the TERM of this Agreement. Any and all such United States patent applications, and resulting issued patents, shall remain the property of YALE.

10.2          LICENSEE shall reimburse YALE for all reasonable and customary costs, accrued as of the EFFECTIVE DATE or during the TERM of this Agreement, of filing, prosecution and maintenance of all foreign patent applications, and patents contained in the LICENSED PATENTS in the countries outside the United States in the LICENSED TERRITORY selected by YALE and reasonably acceptable to and agreed to by LICENSEE. All such applications or patents shall remain the property of YALE.

10.3          If LICENSEE does not agree to pay the expenses of filing, prosecuting or maintaining a patent application or patent in any country outside the United States, or fails to pay the expenses of filing, prosecuting or maintaining a patent application or patent in the United States, then LICENSEE’s rights under this Agreement with respect to such patent or patent application shall terminate automatically with respect to that country.

10.4          The costs mentioned in Articles 10.1 and 10.2 shall include, but are not limited to, any past, present and future taxes, annuities, working fees, maintenance fees, renewal and extension charges. Payment of such costs shall be made, at YALE’s option, either directly to patent counsel or by reimbursement to YALE. In either case, LICENSEE shall make payment directly to the appropriate party within thirty (30) days of receiving its invoice. If LICENSEE fails to make payment to YALE or patent counsel, as appropriate, within the thirty (30) day period, LICENSEE shall be charged a five percent (5%) surcharge on the invoiced amount per month or fraction thereof or such higher amount as may be charged by patent counsel. Failure of LICENSEE to pay the surcharge shall be grounds for termination by YALE under Article 13.1

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10.5          All patent applications under the LICENSED PATENTS shall be prepared, prosecuted, filed and maintained by independent patent counsel chosen by YALE and reasonably acceptable to LICENSEE. Said independent patent counsel shall be ultimately responsible to YALE. YALE shall instruct patent counsel to keep both YALE and LICENSEE fully informed of the progress of all patent applications and patents, and to give both YALE and LICENSEE reasonable opportunity to comment on the type and scope of useful claims and the nature of supporting disclosures. YALE will not abandon any patent application for which LICENSEE is bearing expenses without LICENSEE’s consent. Yale shall have no liability to LICENSEE for damages, whether direct, indirect or incidental, consequential or otherwise, allegedly arising from its good faith decisions, actions and omissions in connection with such prosecution.

10.6          To the extent feasible, LICENSEE shall mark, and shall require SUBLICENSEES to mark, all LICENSED PRODUCTS with the numbers of all patents included in LICENSED PATENTS that cover the LICENSED PRODUCTS. Without limiting the foregoing, all LICENSED PRODUCTS shall be marked in such a manner as to conform with the patent marking notices required by the law of any country where such LICENSED PRODUCTS are made, sold, used or shipped, including, but not limited to, the applicable patent laws of that country.

ARTICLE 11. INFRINGEMENT AND LITIGATION

11.1          Each party shall promptly notify the other in writing in the event that it obtains knowledge of infringing activity by third parties, or is sued or threatened with an infringement suit, in any country in the LICENSED TERRITORY as a result of activities that concern the LICENSED PATENTS and shall supply the other party with documentation of the infringing activities that it possesses.

11.2          During the TERM of this Agreement:

(a)                LICENSEE shall have the first right and obligation to use REASONABLE COMMERCIAL EFFORTS to defend the LICENSED PATENTS against infringement or interference in the FIELD and in the LICENSED TERRITORY by third parties. This right and obligation includes bringing any legal action for infringement and defending any counter claim of invalidity or action of a third party for declaratory judgment for non-infringement or non-interference. If, in the reasonable opinion of both LICENSEE’s and YALE’s respective counsel, YALE is required to be a named party to any such suit for standing purposes, LICENSEE may join YALE as a party; provided, however, that (i) YALE shall not be the first named party in any such action, (ii) the pleadings and any public statements about the action shall state that the action is being pursued by LICENSEE and that LICENSEE has joined YALE as a party; and (iii) LICENSEE shall keep YALE reasonably apprised of all developments in any such action. LICENSEE may settle such suits solely in its own name and solely at its own expense and through counsel of its own selection; provided, however, that no settlement shall be entered without YALE’s prior written consent, LICENSEE shall bear the expense of such legal actions. Except for providing reasonable assistance, at the request and expense of LICENSEE, YALE shall have no obligation regarding the legal actions described in Article 11.2 unless required to participate by law. However, YALE shall have the right to participate in any such action through its own counsel and at its own expense. Any recovery shall first be applied to LICENSEE’s out of pocket expenses, including legal fees, and second shall be applied to YALE’s out of pocket expenses, including legal fees. YALE shall recover amounts awarded for lost sales at the royalty rate for those sales as described in Article 6.1 and 25% of any additional compensation that may be awarded.

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(b)               In the event LICENSEE fails to exercise REASONABLE COMMERCIAL EFFORTS to initiate and pursue the actions described in Article 11.2(a) within sixty (60) days of: (a) notification of infringement from YALE or (b) the date LICENSEE otherwise first becomes aware of an infringement, whichever is earlier, YALE shall have the right to initiate such legal action at its own expense and YALE may use the name of LICENSEE as party plaintiff to uphold the LICENSED PATENTS. In such case, LICENSEE shall provide reasonable assistance to YALE if requested to do so. YALE may settle such actions solely through its own counsel. Any recovery shall be retained by YALE. Under such circumstances, YALE may terminate the LICENSE in the country where such legal action is taken.

11.3          In the event LICENSEE is permanently enjoined from exercising its LICENSE under this Agreement pursuant to an infringement action brought by a third party, or if both LICENSEE and YALE elect not to undertake the defense or settlement of a suit alleging infringement for a period of six (6) months from notice of such suit, then either party shall have the right to terminate this Agreement with respect to the LICENSED PATENTS in the country where the suit was filed with respect to the licensed patent following thirty (30) days’ written notice to the other party in accordance with the terms of Article 15.

ARTICLE 12. USE OF YALE’S NAME

LICENSEE shall not use the name “Yale” or “Yale University,” nor any variation or adaptation thereof, nor any trademark, tradename or other designation owned by YALE, nor the names of any of its trustees, officers, faculty, students, employees or agents, for any purpose without the prior written consent of YALE in each instance, except that LICENSEE may state that it has licensed from YALE one or more of the patents and/or applications comprising the LICENSED PATENTS.

ARTICLE 13. TERMINATION

13.1          YALE shall have the right to terminate this Agreement upon written notice to LICENSEE in the event LICENSEE:

(a)                fails to make any payment whatsoever due and payable pursuant to this Agreement unless LICENSEE shall make all such payments (and all interest due on such payments under Article 6.4) within the thirty (30) day period after receipt of written notice from YALE; or

(b)               commits a material breach of any other material provision of this Agreement which is not cured (if capable of being cured) within the sixty (60) day period after receipt of written notice thereof from YALE, or upon receipt of such notice if such breach is not capable of being cured; or

(c)                fails to obtain or maintain adequate insurance as described in Article 14, whereupon YALE may terminate this Agreement immediately upon written notice to LICENSEE.

13.2          This Agreement shall terminate automatically without any notice to LICENSEE in the event LICENSEE shall cease to carry on its business or becomes INSOLVENT, or a petition in bankruptcy is filed against LICENSEE and is consented to, acquiesced in or remains undismissed for sixty (60) days, or LICENSEE makes a general assignment for the benefit of creditors, or a receiver is appointed for LICENSEE.

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13.3          LICENSEE shall have the right to terminate this Agreement upon written notice to YALE:

(a)                at any time on ninety (90) days notice to YALE, and upon payment of all amounts due YALE throughout the effective date of termination; or

(b)               in the event YALE commits a material breach of any of the material provisions of this Agreement and such breach is not cured (if capable of being cured) within the sixty (60) day period after receipt of written notice thereof from LICENSEE, or upon receipt of such notice if such breach is not capable of being cured.

13.4          Upon termination of this Agreement for any reason, all rights and licenses granted to LICENSEE under the terms of this Agreement are terminated and YALE, in its sole discretion, may terminate any sublicense granted by LICENSEE. Upon such termination, LICENSEE shall cease to manufacture LICENSED PRODUCTS and cease to practice LICENSED METHODS, unless and until such manufacture, use or practice would no longer constitute an infringement of YALE’s intellectual property rights; provided however, that LICENSEE or SUBLICENSEE shall be entitled to continue to sell LICENSED PRODUCTS, manufactured or in the process of being manufactured, as of the date of termination, for a period of One Hundred Eighty (180) days following the date of termination and shall pay to YALE the Royalties and other payments due under this Agreement relating to the sale of such LICENSED PRODUCTS in accordance with the terms and conditions of this Agreement. Within sixty (60) days of the effective date of termination LICENSEE shall return to YALE:

(a)                all CONFIDENTIAL INFORMATION disclosed by YALE;

(b)               the last report required under Article 7 or 9; and

(c)                all payments incurred up to the effective date of termination.

Upon the occurrence of an uncured material breach by YALE of any material provision of this AGREEMENT, each of LICENSEE’S payment obligations hereunder shall automatically be reduced by fifty percent (50%) as and when each such payment becomes due and payable hereunder.

13.5          Termination of this Agreement shall not affect any rights or obligations accrued prior to the effective date of such termination and specifically LICENSEE’s obligation to pay all royalties and other payments specified by Article 5 and 6. The following provisions shall survive any termination: Articles 2 and 8, the preservation and inspection obligations of Article 9, Article 12, this Article 13.5, Article 13.8, Article 1.4, Article 1.5, Article 16.1, and Article 17. The parties agree that claims giving rise to indemnification may arise after the TERM or termination of the LICENSE granted herein.

13.6          The rights provided in this Article 13 shall be in addition and without prejudice to any other rights which the parties may have with respect to any default or breach of the provisions of this Agreement.

13.7          Waiver by either party of one or more defaults or breaches shall not deprive such party of the right to terminate because of any subsequent default or breach.

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13.8          Upon termination of this AGREEMENT by YALE under Section 13.1 or by LICENSEE because LICENSEE has decided to abandon efforts to develop and commercialize the LICENSED PRODUCTS, LICENSEE shall permit YALE and its future licensees to utilize, reference and otherwise have the benefit of all regulatory approvals of, or clinical trials or other studies conducted on, and all filings made with regulatory agencies with respect to, the LICENSED PRODUCTS or LICENSED METHODS subject to the terms and conditions of 14.2. In addition, at YALE’s request, LICENSEE shall deliver to YALE all records required by regulatory authorities to be maintained with respect to the sale, storage, handling, shipping and use of the LICENSED PRODUCTS or LICENSED METHODS, all reimbursement approval files, all documents, data and information related to clinical trials and other studies of LICENSED PRODUCTS or LICENSED METHODS, any other data, techniques, know-how and other information developed or generated that relate to the LICENSED PATENTS, LICENSED PRODUCTS or LICENSED METHODS, and all copies and facsimiles of such materials, documents, information and files. YALE agrees that subject to the provisions of Article 8, LICENSEE may retain one copy thereof to the extent LICENSEE is required by law to maintain such copy.

ARTICLE 14. INDEMNIFICATION; INSURANCE; NO WARRANTIES

14.1          LICENSEE shall defend, indemnify and hold harmless YALE, its trustees, directors, officers, employees, and agents and their respective successors, heirs and assigns against any and all liabilities, claims, demands, damages, judgments, losses and expenses of any nature, including without limitation legal expenses and attorneys’ fees, arising out of any theory of liability (including without limitation tort, warranty, or strict liability) or the death, personal injury, or illness of any person or out of damage to any property related in any way to the exercise and/or practice by LICENSEE, its AFFILIATES, SUBLICENSEES or any other transferees (other than YALE or its licensees or transferees as provided for in. Section 13.8) of the rights granted under this Agreement, or resulting from the production, manufacture, sale, use, lease, or other disposition or consumption or advertisement of the LICENSED PRODUCTS or LICENSED METHODS by LICENSEE, its AFFILIATES, SUBLICENSEES or any other transferees (other than YALE or its licensees or transferees as provided for in Section 13.8); or arising in connection with any statement, representation or warranty of LICENSEE, its AFFILIATES, SUBLICENSEES or any other transferees (other than YALE or its licensees or transferees as provided for in Section 13.8) with respect to the LICENSED PRODUCTS or LICENSED METHODS.

14.2          If YALE exercises its right under Section 13.8, then, as a condition to YALE’s right to grant any licenses of its rights thereunder, Yale shall secure from any future licensees agreement to defend, indemnify and hold harmless LICENSEE, its directors, officers, employees, and agents and their respective successors, heirs and assigns against any and all liabilities, claims, demands, damages, judgments, losses and expenses of any nature, including without limitation legal expenses and attorneys’ fees, arising out of any theory of liability (including without limitation tort, warranty, or strict liability) or the death, personal injury, or illness of any person or out of damage to any property related in any way to the exercise and/or practice by YALE or its licensees or transferees of any rights granted to them as provided for in Section 13.8, including without limitation the production, manufacture, sale, use, lease, or other disposition or consumption or advertisement of products pursuant to the exercise of such rights.

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14.3          A claim to which indemnification applies under Section 14.1 or Section 14.2 shall be referred to herein as an “Indemnification Claim”. If any person or entity (collectively, the “Indemnitee”) intends to claim indemnification under this Article 14, the Indemnitee shall notify the other Party (the “Indemnitor”) in writing promptly upon becoming aware of any claim that may be an Indemnification Claim (it being understood and agreed, however, that the failure by an Indemnitee to give such notice shall not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that the Indemnitor is actually prejudiced as a result of such failure to give notice). The Indemnitor shall have the right to assume and control the defense of the Indemnification Claim at its own expense with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee, provided however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceeding. If the Indemnitor does not assume the defense of the Indemnification Claim as aforesaid, the Indemnitee may defend the Indemnification Claim but shall have no obligation to do so. The Indemnitee shall not settle or compromise the Indemnification Claim without the prior written consent of the Indemnitor, and the Indemnitor shall not settle or compromise the Indemnification Claim in any manner which would have an adverse effect on the Indemnitee’s interests, without the prior written consent of the Indemnitee, which consent, in each case, shall not be unreasonably withheld or delayed. The Indemnitee shall reasonably cooperate with the Indemnitor at the Indemnitor’s expense and shall make available to the Indemnitor all pertinent information under the control of the Indemnitee.

14.4          LICENSEE shall purchase and maintain in effect and shall require its SUBLICENSEES to purchase and maintain in effect a policy of commercial, general liability insurance to protect YALE with respect to events described in Article 14.1. Such insurance shall:

(a)                list “YALE, its trustees, directors, officers, employees arid agents” as additional insureds under the policy;

(b)               provide that such policy is primary and not excess or contributory with regard to other insurance YALE may have;

(c)                be endorsed to include product liability coverage in amounts no less than $2 Million Dollars per incident and $5 Million Dollars annual aggregate; and

(d)               be endorsed to include contractual liability coverage for LICENSEE’s indemnification under Article 14.1; and

(e)                by virtue of the minimum amount of insurance coverage required under Article 14.4(c), not be construed to create a limit of LICENSEE’s liability with respect to its indemnification under Article 14.1.

14.5          By signing this Agreement, LICENSEE certifies that the requirements of Article 14.4 will be met on or before the earlier of: (a) the date of FIRST SALE of any LICENSED PRODUCT or LICENSED METHOD or (b) the date any LICENSED PRODUCT, or LICENSED METHOD is tested or used on humans, and will continue to be met thereafter. Upon YALE’s request, LICENSEE shall furnish a Certificate of Insurance and a copy of the current Insurance Policy to YALE. LICENSEE shall give thirty (30) days’ written notice to YALE prior to any cancellation of or material change to the policy.

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14.6          (a) YALE MAKES NO REPRESENTATIONS OR WARRANTIES THAT ANY CLAIMS OF THE LICENSED PATENTS, ISSUED OR PENDING, ARE VALID, OR THAT THE MANUFACTURE, USE, SALE OR OTHER DISPOSAL OF THE LICENSED PRODUCTS, OR PRACTICE OF THE LICENSED METHODS DOES NOT OR WILL NOT INFRINGE ANY PATENT OR OTHER RIGHTS NOT VESTED IN YALE.

(b) YALE MAKES NO, AND EXPRESSLY DISCLAIMS ALL WARRANTIES WHATSOEVER WITH RESPECT TO THE LICENSED PATENTS, LICENSED PRODUCTS AND LICENSED METHODS, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. LICENSEE SHALL MAKE NO STATEMENTS, REPRESENTATION OR WARRANTIES WHATSOEVER TO ANY THIRD PARTIES WHICH ARE INCONSISTENT WITH SUCH DISCLAIMER BY YALE. IN NO EVENT SHALL YALE, OR ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES, BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER YALE SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING. EXCLUDING AMOUNTS THAT MAY BECOME PAYABLE BY YALE’S FUTURE LICENSEES UNDER ARTICLE 14.2, IN NO OTHER EVENT SHALL YALE, OR ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES, BE LIABLE FOR DAMAGES IN EXCESS OF AMOUNTS YALE HAS RECEIVED FROM LICENSEE UNDER THIS LICENSE.

ARTICLE 15. NOTICES, PAYMENTS

15.1          Any payment, notice or other communication required by this Agreement: (a) shall be in writing, (b) may be delivered personally or sent by reputable overnight courier with written verification of receipt or by registered or certified first class United States Mail, postage prepaid, return receipt requested, (c) shall be sent to the following addresses or to such other address as such party shall designate by written notice to the other party and (d) shall be effective upon receipt:

FOR YALE: Managing Director YALE UNIVERSITY Office of Cooperative Research 433 Temple Street New Haven, CT 06511	FOR LICENSEE: Yael Schwartz, Ph.D., President and CEO Hygeia Therapeutics, Inc. 8 Canterbury Lane Holden, MA 01520

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ARTICLE 16. LAWS, FORUM AND REGULATIONS

16.1          Any matter arising out of or related to this Agreement shall be governed by and in accordance with the substantive laws of the State of Connecticut, without regard to its conflicts of law principles, except where the federal laws of the United States are applicable and have precedence. Any dispute arising out of or related to this Agreement shall be brought in a court of competent jurisdiction in the State of Connecticut.

16.2          LICENSEE shall comply, and shall cause its AFFILIATES and SUBLICENSEES to comply, with all foreign and United States federal, state, and local laws, regulations, rules and orders applicable to the testing, production, transportation, packaging, labeling, export, sale and use of the LICENSED PRODUCTS and practice of the LICENSED METHODS. In particular, LICENSEE shall be responsible for assuring compliance with all United States export laws and regulations applicable to this LICENSE and LICENSEE’s activities under this Agreement.

ARTICLE 17. MISCELLANEOUS

17.1          This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

17.2          This Agreement constitutes the entire agreement of the parties relating to the LICENSED PATENTS, LICENSED PRODUCTS and LICENSED METHODS, and all prior representations, agreements and understandings, written or oral, are merged into it and are superseded by this Agreement.

17.3          The provisions of this Agreement shall be deemed separable. If any part of this Agreement is rendered void, invalid, or unenforceable, such determination shall not affect the validity or enforceability of the remainder of this Agreement unless the part or parts which are void, invalid or unenforceable shall substantially impair the value of the entire Agreement as to either party.

17.4          Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement.

17.5          No person not a party to this Agreement, including any employee of any party to this Agreement, shalt have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shalt be deemed to constitute the parties partners with each other or any third party.

17.6          This Agreement may not be amended or modified except by written agreement executed by each of the parties. This Agreement is personal to LICENSEE and shall not be assigned by LICENSEE without the prior written consent of YALE; except that, subject to the conditions below, LICENSEE may assign the Agreement in the event of any CHANGE OF CONTROL without any written consent.

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Prior to any assignment, the following conditions must be met:

(a)                LICENSEE must give YALE reasonable written notice, but not less than Ten (10) business days, of the assignment, including the new assignee’s contact information; and

(b)               The new assignee must agree in writing to YALE to be bound by the Agreement; and

(c)                The new assignee must represent and warrant, in writing, that it has the management team and financial capacity to commit to the development and commercialization of LICENSED PRODUCTS.

17.7          LICENSEE, or any SUBLICENSEE or assignee, will not create, assume or permit to exist any lien, pledge, security interest or other encumbrance on this Agreement or any sublicense.

17.8          The failure of any party hereto to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of either such provision or of the right of such party thereafter to enforce each and every provision of this Agreement.

17.9          Neither Party shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including, without limitation, acts of God, fires, earthquakes, strikes and labor disputes, acts of war, terrorism, civil unrest or intervention of any governmental authority (“Force Majeure”); provided, however, that the affected Party promptly notifies the other Party and further provided that the affected Party shall use its reasonable best efforts to avoid or remove such causes of non¬performance and to mitigate the effect of such occurrence, and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.

17.10      This Agreement may be executed in any number of counterparts and any party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

The Next Page is the Signature Page.

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IN WITNESS to their Agreement, the parties have caused this Agreement to be executed in duplicate originals by their duly authorized representatives.

YALE UNIVERSITY	HYGEIA THERAPEUTICS, INC.
By:/s/ E. Jonathan Soderstrom, Ph.D. Managing Director Officer of Cooperative Research Date:	By:/s/ Name: Yael Schwartz, Ph.D. Title: President and CEO Date:

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Appendix A

LICENSED PATENTS

U.S. patent number 6,476,012 issued on November 5th, 2002.

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Appendix B

PLAN

Plan for the Development of HYG-214

Activities planned for Early Development of HYG-214

#	Activity	Estimated Time (months)
1	Synthesis of 250-mg batches of HYG-214 and acid metabolite, HYG-216 (acid metabolite)	2
2	Synthesis of 100-mg batches of stable isotope internal standards for HYG-214 and HYG-216 and HYG-216	2
3	Broad pharmacology profiling screen of HYG-214 and HYG-216	2
4	Cultured human keratinocyte proliferation of HYG-214 versus estradiol	2
5	Metabolic profiling of HYG-214 in human hepatocytes	2
	Total Time	6-8

Footnote: It is agreed that upon completion of Item #1 in the EDC, Hygeia will furnish to Partners sufficient of the HYG-214 synthesized for Partners to be able to perform solubility studies on HYG-214 in order to establish that HYG-214 possesses a solubility profile that will enable it to be satisfactorily formulated in RioZone’s patented topical delivery system. In the event that HYG-214 does not possess the desired solubility characteristics, the Parties will meet to discuss appropriate next steps including the selection of an alternative HYG compound for the purposes of the EDC.

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EXHIBIT B

CONFIDENTIALITY AGREEMENT

MUTUAL CONFIDENTIALITY AGREEMENT

THIS MUTUAL CONFIDENTIALITY AGREEMENT (“Confidentiality Agreement”) is made by and between Ferndale Pharma Group, Inc., a Michigan corporation duly organized under law, with a principal place of business at 780 W. Eight Mile Road, Ferndale, Michigan 48220 (“Sub-Licensee”) and Canterbury Laboratories, LLC, a limited liability company duly organized and existing under the laws of the State of Delaware or its assigns and having its principal place of business at 8 Canterbury Lane, Holden, MA 01520 (“Sub-Licensor”).

RECITALS

A. Sub-Licensee is in the business of researching, developing, marketing, and selling various cosmetic, aesthetic and health care products; and

B. Sub-Licensor is in the business of researching, developing and producing products for the skin care industry and Sub-Licensor is the Licensee of a certain patent from Yale University set forth on Exhibit A (the “Yale Patents”); and

C. Sub-Licensor and Sub-Licensee have entered into the Sublicense Agreement effective as March 22, 2012, dated November 11, 2011, with regard to the Yale Patent (the “Agreement”); and

D. In connection with the Agreement, Sub-Licensor and Sub-Licensee may, from time to time, disclose to each other certain confidential information.

NOW, THEREFORE, based on the foregoing Recitals, which the parties accept as true and as a part of the basis for this Confidentiality Agreement, and in consideration of the representations, warranties, and promises in the Agreement and this Confidentiality Agreement, the receipt and legal sufficiency of which is hereby acknowledged, accepted and agreed to and relied upon, the parties intending to be legally bound, hereby agreed as follows:

1.            Confidential Information. “Confidential Information” as used herein means any and all information owned, controlled or licensed by a party, including, but not limited to, product specifications, manufacturing processes and operations, compositions, formulations, formulation techniques, analytical methodology, safety and efficacy data, testing data, future market and produce plans, samples, marketing and financial data, customer lists, supplier lists, employee lists, know-how, trade secrets, ideas and other information of a technical or economic nature which:

(a)            Is disclosed by either party to the other party; and

(b)            Is disclosed either: (i) in a writing bearing a label or stamp identifying the information as secret, confidential, or proprietary or otherwise, by the nature of the material should be deemed to be confidential information, or (ii) orally and a subsequent reduction of such information to writing, the writing to be labeled as set out in Section 1(b) (i) and sent to the receiving party within thirty (30) days of the oral disclosure.

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2.            Use and Obligation of Confidence. In consideration of receiving any Confidential Information which the disclosing party in its sole discretion elects to disclose, the receiving party shall, during the term of this Agreement and for a period of five (5) years after expiration or termination hereof:

(a)            Use the Confidential Information of the disclosing party only pursuant to the terms of this Agreement and the Agreement; and

(b)            Hold the Confidential Information in billet confidence and disclose it only on a need-to-know basis to its own employees, agents, servants, contractors and affiliates unless otherwise agreed in writing by the other party; and

(c)            Prevent unauthorized use or reproduction of the Confidential Information, including by limiting access to Confidential Information to employees, agents, servants, contractors or affiliates who are necessary to perform or facilitate the purposes of the Sublicense Agreement and who are bound to hold such Confidential Information in confidence pursuant to the terms of this Confidentiality Agreement. For the purposes of these Agreements, “affiliate” shall mean a corporation or business entity that, directly or indirectly, is controlled by, controls or is under common control with the receiving party; and

(d)            Acknowledge the confidential nature and the disclosing party as the originator by its receipt of the Confidential Information; and

(e)            Exercise, without limiting the foregoing, the same degree of care to fulfill its obligations of confidentiality which it exercises to safeguard its own proprietary information, and further agree that the obligation under Section 2 shall survive termination of any subsequent or consequent business agreement or any other business collaboration regardless of the manner in which the termination of this Agreement occurs.

3.            Exceptions.

3.1            Notwithstanding Sections 1 and 2, this Confidentiality Agreement shall impose no obligation upon either party with respect to any Confidential Information which: (a) is now or subsequently becomes generally known or available by publication, commercial use or otherwise without breach of this Agreement; (b) is known to the receiving party at the time of receipt, provided that such prior knowledge can be substantiated to the disclosing party’s reasonable satisfaction; (c) is subsequently rightfully furnished to the receiving party by a third person without a restriction of disclosure; or (d) is independently developed by employees of the receiving party who have not had access to the disclosing party’s Confidential Information as substantiated by the receiving party’s contemporaneously made written records, or which the receiving party is required by law to disclose.

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3.2            Nothing in this Confidentiality Agreement shall be construed to relieve a party of its obligations under the Agreement, including but not limited to the Sub-Licensor’s duty to enforce the Yale Patent against potential and actual infringers.

4.            Representations. Each party represents and warrants that it has the right to disclose any Confidential Information provided to the other party under this Confidentiality Agreement, without violating any agreement with or right of any other person or company. The Confidential Information disclosed by a party may include confidential information of a third party provided that the third party has authorized the disclosure. In that event, this Confidentiality Agreement shall apply equally to the third party’s proprietary information and shall inure to the benefit of the third party.

5.            Working With Others. This Confidentiality Agreement will not preclude either party from working with others in any connection, provided that the obligations of Section 2 are respected.

6.            Return of Confidential Information. Upon the expiration or termination of the Agreement or this Confidentiality Agreement, upon request by the disclosing party, the receiving party shall promptly return to the disclosing party any and all documents and tangible information of any sort containing Confidential Information received from the disclosing party.

7.            Term. This Confidentiality Agreement shall be effective as of the Effective Date. This Confidentiality Agreement shall expire when the Agreement dated March 22, 2012 expires; provided that the obligations of confidentiality and non-disclosure shall continue for a period of five (5) years after delivery of the Confidential Information.

8.            No Assignment. The parties shall not have the right to assign this Agreement, or any rights licensed hereunder, without the prior written consent of the other party (such consent not to be unreasonably withheld); provided that, Sub-Licensee may assign this Agreement or any rights licensed hereunder, to any of its affiliates without the consent of the Sub-Licensor provided such affiliate agrees in writing to be bound by the terms and conditions of this Agreement. Notwithstanding the foregoing, either party may transfer its rights, duties and privileges under this Agreement and assign this Agreement in connection with a merger or consolidation with another person or firm in which it is not the surviving entity or in connection with the sale of all or substantially all of its assets or securities or in connection with any business combination in which the party is not the surviving entity, provided that such person or firm shall first have agreed with Sub-Licensor or Sub-Licensee, as the case may be, in writing to perform the transferring party’s obligations and duties hereunder.

9.            Relationship Of The Parties. The relationship of the parties shall be that of independent contractors and nothing contained herein shall be deemed to create any relationship of agency, joint venture or partnership. Neither party hereto shall have any power to commit, contract for or otherwise obligate the other party.

10.           Injunctive Relief. In the event that a breach of this Confidentiality Agreement by either party occurs or is threatened, the other party shall be entitled to injunctive relief restraining the act or threatened act which constitutes or would constitute a breach hereunder. In addition, the aggrieved party shall be entitled to receive damages or other available relief for any such breach.

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11. Choice of Law. This Agreement: (a) may be amended only by a written amendment duly signed and executed by the parties and (b) shall be governed by and construed in accordance with the laws of the State of New York. Jurisdiction over any disputes arising from this Confidentiality Agreement will be in the courts of New York City.

IN WITNESS WHEREOF, the parties have caused this Confidentiality Agreement to be executed by their duly authorized representatives effective as of March 22, 2012 (the “Effective Date”).

FERNDALE LABORATORIES, INC.	CANTERBURY LABORATORIES, LLC
By:/s/ Michael J. Burns President and COO Hereunto Duly Authorized	By:/s/ Yael Schwartz, Ph.D. President and CEO Hereunto Duly Authorized

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